Patent Option and Purchase Agreement

This Patent Option License Purchase Agreement (the "**Agreement**"), made and entered into as of the date of the last signature set forth on the signature page below (the "**Effective Date**"), between and among **Lithium Exploration Group, Inc.** (the "**Buyer**"), 4635 S Lakeshore Dr Suite 200 Tempe, AZ 85282 - USA and **Enbloc Cell LLC** (the "**Seller**"), Guyeonggi Technopark, Ansan Business Incubator #302, 104-14, Yeonsuwom-ro,Danwan-gu, Ansan City, Gyeonggi Province 15432 - South Korea. The Seller is represented by **IPOfferings LLC** (the "**Broker**"), 75 Montebello Road, Suffern, New York 10901-3746 - USA.

Witnesseth:

WHEREAS, Seller is the owner of all rights, title and interest in and to the inventions (the "Inventions") as described and claimed in the Patent Portfolio detailed on Page 5 of Agreement (the "**Portfolio**");

WHEREAS, Seller wishes to transfer, assign and set over unto Buyer, and Buyer shall accept and assume, all rights, title and interest in and to Portfolio as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. **Purchase of 120-Day Option:** The Buyer hereby acquires a 120-day Option for Portfolio. This Option shall grant Buyer the exclusive right to acquire Portfolio within 120 (one hundred twenty) days of the Effective Date of this Agreement. During this 120-day period, Seller shall not engage in discussions, communications or negotiations with any other parties regarding the sale, license or other monetization of Portfolio. Buyer shall – through Broker representing Seller – make a wire transfer payment of $25,000 (twenty-five thousand U.S. dollars) to Seller in exchange for acquisition of said 120-day Option. The $25,000 paid to acquire the Option is non-refundable. If Portfolio is not acquired before the expiration of said Option, Agreement shall be terminated between and among the parties.

2. **Purchase of Portfolio:** During the period of the 120-day Option stipulated and described in Paragraph 1, Buyer shall have the option to acquire Portfolio for a single, additional payment of $100,000 (one hundred thousand US dollars). Buyer shall deposit $100,000 with Broker, and Broker shall hold such funds in escrow until Seller provides a fully executed Patent Assignment to Buyer, and which time Broker shall release said funds from escrow and make a wire transfer to Seller of $100,000 as payment in full for ownership, right, title and interest to Portfolio.

3. **Taxes:** Seller shall pay any taxes due arising out of the transfer of the Patents and Related Patents.

4. **Representations and Warranties of the Seller:** Seller represents and warrants to Buyer as follows:

    a. Seller has full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of Portfolio to Buyer.

    b. Seller is the sole owner of Portfolio, and Portfolio is free and clear of any liens, claims, mortgages, security interests, encumbrances, rights or restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to Portfolio, and the sale of Portfolio is being conducted with approval of the Korean Bankruptcy Court.

    c. Seller has fully disclosed to the U.S. Patent and Trademark Office the identity of all inventors of the inventions described in the U.S. Patents included in Portfolio as required by U.S. law.

d. Portfolio and the inventions described in Portfolio are not the subject of any consortia agreement or cross-license.

e. Patent remains in full force and effect as of the Effective Date of this Agreement.

f. Seller has not assigned, licensed, granted covenants, transferred or otherwise conveyed to any other person or entity any of its rights, title, claims, interest or privileges with respect to Patent.

g. No licenses or other rights under Portfolio are currently granted or retained by Seller, any prior owners, or inventors. After Closing, none of Seller, any prior owner, or any inventor will retain any rights or interest in Portfolio.

h. All maintenance fees, annuities, and the like due or payable on Portfolio have been timely paid in full, or will be timely paid in full by Seller prior to the Closing of this Agreement.

i. Patents in Portfolio have not been subject to any action, investigation, claims, or proceedings threatened, pending, or in progress relating in any way to Patents, including relating to their validity, enforceability, inventorship or ownership. Patents have not been or currently are involved in any inter partes review, reexamination, reissue or interference proceeding or any similar proceeding, and no such proceedings are pending or threatened.

j. No patents in Portfolio have ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that Patents may be invalid, unpatentable, or unenforceable.

k. Seller has no knowledge of any facts that could give rise to a claim that any Patents in Portfolio are invalid or unenforceable. Seller has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unenforceable any claim of any Patent including, without limitation, misrepresenting Seller's patent rights to a standard-setting organization.

l. Seller has not put a third party on notice of actual or potential infringement of any Patents in Portfolio, has not invited any third party to enter into a license under any Patents, and has not initiated any enforcement action with respect to any Patents in Portfolio.

m. Seller has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement.

n. The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Seller is a party.

5. Limitations of Liability of Seller.

a. Seller's total liability for breach of the representations and warranties of Section 4 shall be limited to the total of all amounts received by Seller under this Agreement, provided that this limitation shall not apply to the extent such liability arises from fraud or misrepresentation by Seller.

b. Seller shall bear liability with respect to the warranties of Section 4 to the extent Seller knew or should have known of facts inconsistent with such warranties.

6. Representations and Warranties of Buyer: Buyer represents and warrants to Seller as follows:

a. **Corporate Organization:** Buyer is a corporation duly organized, validly existing standing under the laws of the State of Arizona - USA with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

b. **Authorization:** Buyer has full power and authority to enter into Agreement and to carry out the transactions contemplated hereby. The execution and delivery of Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer. Agreement shall be duly executed and delivered by Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of Agreement.

c. **Non-Contravention:** Neither the execution and delivery of this Agreement, nor the assignment of Portfolio, shall be in conflict with, or give rise to, any right of termination, cancellation, increase in obligations, imposition of fees or penalties, debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, judgment or decree, to which Buyer is a party or by which it is bound or which Portfolio is subject.

d. **Approvals:** No consent, approval, order or authorization of, or registration, declaration or filing with, any U.S. governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for recordation of suitable patent assignment documents in the U.S. Patent and Trademark Office.

7. **Closing and Post-Closing**

a. **Payment in Escrow:** Should Buyer decide to exercise its right to acquire Portfolio under the terms of 120-day Option, Seller shall deposit funds with Broker, and Broker shall hold such funds in escrow.

b. **Delivery:** Upon receipt of property executed Patent Assignment by Buyer, Broker shall release $100,000 from escrow to Seller via wire transfer.

c. **Miscellaneous:** All notices and communications hereunder shall be in writing and deemed given if delivered (a) personally, or (b) by overnight courier, or (c) by registered or certified mail (return receipt requested) or (d) by email to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

If to **Buyer**:
Alex Walsh
Chief Executive Officer
Lithium Exploration Group Inc.
4635 S Lakeshore Dr. Suite 200
Tempe, AZ 85282 - USA
Telephone: +1 480-641-4790
Email: aw@LithiumExplorationGroup.com

If to **Seller**:
Jeongbae Jeon
Enbloc Cell LLC
Ansan Business Incubator #302, 104-14, Yeonsuwon-ro
Danwon-gu, Ansan City, Gyeongii Province 15432 - South Korea
Telephone: +82 (0)10 2180 6316
Email: jeongbae@EnblocCell.com

If to **Broker**:
Alec Schibanoff
Vice President
IPOfferings LLC
75 Montebello Road
Suffern, New York 10901-3746 - USA

Telephone: +1 845-337-6911
Email: alec@IPOfferings.com

d. Entire Agreement: This document constitutes the entire Agreement between and among the parties and supersedes all other prior or contemporaneous agreements and understanding, both written and oral, among or between the parties with respect to the subject matter hereof.

e. No Third Party Beneficiaries: This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

f. Assignment: This Agreement shall not be assigned by either party without the prior written consent of the other party; provided that (a) Buyer may assign its rights and obligations hereunder without the consent of Seller so long as such Buyer shall assume all of the obligations of this Agreement; and (b) Seller shall have the right to assign this Agreement in its entirety to any succeeding entity that acquires all or substantially all of the assets and/or stock entitled to vote of Seller and/or Seller Related Companies, so long as such succeeding entity is (1) not adverse to Buyer in any suit alleging infringement of one or both of the Patents and Related Patents at time of the acquisition. In the event that Seller, or any successor or permitted assign of Seller ("Seller") assigns its right to payment under Section 3 of this Agreement, such assignment shall extinguish the right to payment of the Seller.

g. Governing Law: This Agreement shall be governed by the laws of the State of Arizona – USA without reference or regard to choice of law provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Buyer: Lithium Exploration Group

By: [signature]

Name: Alex Walsh

Date: 10.12.2017

Seller: Enbloc Cell, LLC

By: 전 정 배

Name: Jeongbae Jeon

Date: 10/12/2017

Broker: IPOfferings LLC

By: [signature]

Name: Alec Schibanoff

Date: 10/12/2017

Patent Portfolio

Chinese Patent CN105431957B
European Patent Application EP148679269A
Germany Patent Application DE6020140081827
Indian Patent Application IN201617008232
Japanese Patent Application JP2016536764
Korean Patent KR101406240B1
Korean Patent KR101446745B1
Korean Patent KR101479607B1
PCT Patent Application WO2015083912A1
PCT Patent Application WO2015167084A1
PCT Patent Application WO2016032106A1
Switzerland Patent Application CH3079180
U.S. Patent 9,444,087